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Exhibit 99.1

FOR IMMEDIATE RELEASE ON WEDNESDAY, NOVEMBER 5, 2008

KODIAK OIL & GAS CORP. REPORTS THIRD QUARTER 2008 RESULTS

        DENVER—November 5, 2008 /PRNewswire-FirstCall/—Kodiak Oil & Gas Corp. (NYSE Alternext US: KOG), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and Colorado and the Williston Basin of North Dakota and Montana, today reported financial and operating results for the third quarter 2008.

        Please reference Kodiak's simultaneously issued news release entitled "Kodiak Oil & Gas Corp. Announces Preliminary 2009 CAPEX, Exploration Joint Venture and Updates Operations" for further discussion of events subsequent to the third quarter 2008.

Third Quarter Financial Results

        The Company reported a net loss for the quarter-ended September 30, 2008, of $18.0 million, or $0.20 per basic and diluted share, compared with a net loss of $22.0 million, or $0.25 per basic and diluted share, for the same period in 2007. The 2008 and 2007 periods' net loss include $15.5 million and $20.0 million respectively in non-cash charges related to an impairment of the carrying value of oil and gas properties.

        As of September 30, 2008, based on oil and gas prices of $87.81 per barrel of crude oil and $4.69 per Mcf of natural gas, the value of Kodiak's proved reserves as calculated under SEC guidelines did not support the costs included in the full cost pool. Consequently, the Company recorded an asset impairment of $15.5 million during the three month period ended September 30, 2008. The impairment primarily relates to falling commodity prices and a revision of our previously recorded proved undeveloped locations (PUD). In comparison to prices at September 30, 2008 noted above, average prices received during the third quarter were $107.47 per barrel of crude oil and $3.57 per Mcf of natural gas and average prices received during October 2008 were $62.56 per barrel of crude oil and $3.59 per Mcf of natural gas. As a result of the deteriorating commodity prices and the Company's strategy to focus its capital expenditures on the Bakken oil play in North Dakota, we reassessed all of our PUDs. Based on the uncertain timing of any potential drilling program on these PUDs and the current environment of lower commodity prices, the present value of these PUDs was deemed non-commercial. Accordingly, we recorded an impairment charge for a significant portion of our previous PUDs.

        "The ceiling test and resultant non-cash impairment charge essentially cleans the slate for our oil and gas properties base as we focus Kodiak-operated capital expenditures on the Bakken oil play in North Dakota," said Kodiak's President and CEO Lynn A. Peterson. "We are fortunate to have a blend of oil and gas opportunities providing flexibility in allocating investment dollars to the highest-return plays in our inventory."

        Total revenues for the third quarter 2008 were $1.8 million, versus $2.5 million for the same period in 2007. Oil and gas sales were $1.7 million for the third quarter 2008, as compared to $2.2 million in 2007. Crude oil revenue accounted for approximately 91% of third quarter 2008 oil and gas sales, as compared to 90% in the same period in 2007.

        For the third quarter 2008, Adjusted EBITDA was approximately negative $462,000 as compared to $816,000 for the same period in 2007. The negative third quarter Adjusted EBITDA is attributed in part to decreased oil production as a result of workovers on producing wells, discussed below, as well as the increase in workover expense incurred during the third quarter. Kodiak defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, depletion, amortization and accretion, non-cash stock-based compensation expense, impairment expense and gains or losses on foreign currency exchange.

        Reconciliations of Adjusted EBITDA, a non-GAAP measure, to net loss are included in this news release and in the Company's Form 10-Q for the quarter ended September 30, 2008. Additional disclosure regarding the Company's use of Adjusted EBITDA is also included in the Company's Form 10-Q for the quarter ended September 30, 2008.

        General and administrative (G&A) expense was $2.2 million for the third quarter 2008, as compared to $2.1 million for the same period in 2007. Included in the G&A expense for the 2008 period is a stock-based compensation charge of $775,000 for options issued to officers, directors and employees, as compared to $862,000 for the same period in 2007.

Nine-month Period

        For the nine months ended September 30, 2008, Kodiak reported a net loss of $22.5 million, or $0.25 per basic and diluted share, compared with a net loss of $36.9 million, or $0.42 per basic and diluted share, for the same period in 2007. The 2008 and 2007 period's net loss include $15.5 million and $34.0 million respectively in non-cash charges related to an impairment of the carrying value of oil and gas properties.

        Total revenues for the nine-month period of 2008 were $5.7 million, versus $7.0 million for the same period in 2007. Oil and gas sales were $5.6 million for the first nine months of 2008, as compared to $5.6 million in 2007. Crude oil revenue accounted for approximately 80% of 2008 oil and gas sales, as compared to 87% in the same nine month period in 2007.

        For the nine-month period of 2008, Adjusted EBITDA was approximately negative $1.1 million, as compared to $2.1 million for the same period in 2007.

        Included in the G&A expense for the 2008 period is stock-based compensation charge of $2.7 million for options issued to officers, directors and employees, as compared to $1.7 million for the same period in 2007.

        Total assets were $69.4 million at September 30, 2008, as compared to $74.3 million at December 31, 2007. Stockholders' equity was $66.2 million at September 30, 2008, as compared to $68.3 million at year-end 2007.

Oil and Gas Sales

        Kodiak's third quarter 2008 oil and gas sales volumes were 21,800 barrels of oil equivalent (BOE) as compared to 36,400 BOE in the same period in 2007. Oil sales volumes were 14,800 barrels for the third quarter 2008, as compared to 27,600 barrels in the same period in 2007. By commodity in the third quarter of 2008, crude oil constituted 68% of the production base, as compared to 76% in the third quarter of 2007.

        For the third quarter 2008, the average gas price received decreased 16.5% to $3.57 per thousand cubic feet of natural gas (Mcf), as compared to the $4.28 per Mcf received in 2007. The average price received for crude oil increased 50%. The Company sold its oil for $107.47 per barrel during the third quarter 2008, as compared to the $71.65 per barrel received during the prior-year period. Kodiak currently does not hedge any of its oil and gas production volumes.

        During the first nine months of 2008, Kodiak invested $9.5 million, of which $2.8 million was invested during the third quarter 2008, primarily for acreage acquisition, seismic and for the Williston Basin oil well workover program discussed below. Capital expenditures are net of $2.4 million of proceeds from divestitures. The Company now has working interests in 23 gross (13.5 net) wells, of which 14 gross (9.7 net) are Kodiak-operated wells.

        For the nine-month period of 2008, oil and gas sales volumes were 67,800 BOE, as compared to 104,900 BOE in the same period in 2007. Oil sales volumes were 43,700 barrels for the nine-month period of 2008, as compared to 79,700 barrels in the same period in 2007. The decline in oil production was caused by the shutting in of three wells in the Mon-Dak Field producing from the Bakken Formation. The wells underwent workovers and recompletions during the second and third quarters of 2008 while being returned to production in the third quarter. By commodity in the first nine-months of 2008, crude oil constituted 64% of the production base, as compared to 76% in the prior-year period.

        For the nine-month period of 2008, the average gas price received increased 50% to $7.45 per Mcf, as compared to the $4.97 per Mcf received in 2007. Compared to the nine-month period of 2007, the average price received for crude oil increased 68% in the same period in 2008. The Company sold its crude oil for $103.18 per barrel during the nine-month period of 2008, as compared to the $61.44 per barrel received during the prior-year period. Kodiak currently does not hedge any of its oil and gas production volumes.

Liquidity

        The Company's cash and cash equivalents position at September 30, 2008, was $11.2 million. Its prepaid expenses position was approximately $7.0 million, of which $6.9 million consists of tubular goods and surface equipment necessary for Bakken shale oil well drilling and completion activities.

        The Company recently executed a $20 million Senior Secured Revolving Credit Facility with The Bank of the West. The borrowing base, reflecting the maximum amount that may be outstanding under the Senior Secured Revolving Credit Facility at any time, is currently $5 million. The borrowing base will be re-determined on May 1, 2009 and thereafter semi-annually each May 1 and November 1. Currently the facility is undrawn, and the Company has no long-term debt.

        Kodiak's ability to fund operations in future periods will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, which will be affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond the Company's control. Kodiak cannot be certain that additional funding will be available on acceptable terms, or at all. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue its drilling or exploration program, seek to enter into additional joint venture arrangements with third parties, or seek to sell one or more of its properties. A significant delay in obtaining additional financing would have a material adverse effect on the Company's business.

Teleconference Call

        In conjunction with Kodiak's release of its results, investors, analysts and other interested parties are invited to listen to a conference call with management on Thursday, November 6, 2008 at 11:00 a.m. Eastern Standard Time.

Date:	Thursday, November 6, 2008
Time:	11:00 a.m. EST 10:00 a.m. CST 9:00 a.m. MST 8:00 a.m. PST
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International) Passcode: 67927093

Internet:	Live and rebroadcast over the Internet http://www.videonewswire.com/event.asp?id=52046 or at: http://www.kodiakog.com
Replay:	Available through Tuesday, November 11, 2008 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 67927093 and for 30 days at http://www.kodiakog.com

About Kodiak Oil & Gas Corp.

        Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company's common shares are listed for trading on the NYSE Alternext US Exchange under the symbol "KOG."

Forward-Looking Statements

        This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "potential" and similar expressions, or that events or conditions "will," "would," "may," "could" or "should" occur. Forward-looking statements in this document include statements regarding the Company's exploration, drilling and development programs, the Company's expectations regarding the timing and success of such programs and the timing and availability of financing to satisfy the capital requirements, and the Company's expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, uncertainties regarding the Company's liquidity and capital requirements and the availability and cost of capital necessary to fund the Company's current plan of operations, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

  Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075
  Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

[Financial and Operational Tables accompany this News Release]

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak's filing on Form 10-Q for the period ended September 30, 2008.

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(UNAUDITED) September 30, 2008	(AUDITED) December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$11,191,928	$13,015,318
Accounts receivable
Trade	2,110,594	1,373,843
Accrued sales revenues	762,080	789,652
Prepaid expenses and other	7,052,389	198,996

Total Current Assets	21,116,991	15,377,809

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	80,266,344	77,272,437
Unproved oil and gas properties	27,220,726	21,904,737
Wells in progress	33,905	414,074
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(59,779,671)	(41,204,821)

Net oil and gas properties	47,741,304	58,386,427

Other property and equipment, net of accumulated depreciation of $243,009 in 2008 of $176,458 in 2007	265,312	312,017
Restricted investments	244,740	255,068

Total Assets	$69,368,347	$74,331,321

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,399,055	$5,163,457
Noncurrent Liabilities:
Asset retirement obligation	772,252	874,498

Total Liabilities	3,171,307	6,037,955

Commitments and Contingenicies—Note 6
Stockholders' Equity:
Common stock—no par value; unlimited authorized
Issued and outstanding: 95,129,431 shares in 2008 and 87,992,926 shares in 2007
Contributed surplus	135,488,723	115,094,923
Accumulated deficit	(69,291,683)	(46,801,557)

Total Stockholders' Equity	66,197,040	68,293,366

Total Liabilities and Stockholders' Equity	$69,368,347	$74,331,321

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Gas production	$149,804	$226,116	$1,077,887	$750,591
Oil production	1,594,080	1,974,133	4,507,974	4,896,077
Interest	38,467	305,749	158,717	1,323,987

Total revenue	1,782,351	2,505,998	5,744,578	6,970,655

Cost and expenses:
Oil and gas production	856,398	460,867	3,121,967	1,197,639
Depletion, depreciation, amortization and accretion	1,220,222	2,036,384	3,104,298	4,062,397
Asset impairment	15,500,000	20,000,000	15,500,000	34,000,000
General and administrative	2,162,388	2,091,145	6,488,938	5,380,549
(Gain)/loss on currency exchange	2,992	(97,523)	19,501	(780,976)

Total costs and expenses	19,742,000	24,490,873	28,234,704	43,859,609

Net loss	$(17,959,649)	$(21,984,875)	$(22,490,126)	$(36,888,954)

Basic & diluted weighted-average common shares outstanding	91,742,529	87,799,774	89,265,263	87,658,770

Basic & diluted net loss per common share	$(0.20)	$(0.25)	$(0.25)	$(0.42)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(22,490,126)	$(36,888,954)
Reconciliation of net loss to net cash (used in) provided by operating activities:
Depletion, depreciation, amortization and accretion	3,104,298	4,062,397
Asset impairment	15,500,000	34,000,000
Stock based compensation	2,742,312	1,689,377
Changes in currrent assets and liabilites:
Accounts receivable—trade	(736,751)	(27,555)
Accounts receivable—accrued sales revenue	27,572	(89,616)
Prepaid expenses and other	6,524	(59,636)
Accounts payable and accrued liabilities	(1,267,033)	(2,069,346)

Net cash (used in)/provided by operating activities	(3,113,204)	616,667

Cash flows from investing activities:
Oil and gas properties	(11,930,131)	(39,855,687)
Sale of oil and gas properties	2,437,892	—
Equipment	(19,846)	(218,820)
Restricted investments	10,329	(28,887)

Net cash (used in) investing activities	(9,501,756)	(40,103,394)

Cash flows from financing activity:
Proceeds from the issuance of shares	18,935,000	382,150
Issuance costs	(1,283,512)	—
Prepaid tubular goods	(6,859,918)	—

Net cash provided by financing activities	10,791,570	382,150

Net change in cash and cash equivalents	(1,823,390)	(39,104,577)
Cash and cash equivalents at beginning of the period	13,015,318	58,469,263

Cash and cash equivalents at end of the period	$11,191,928	$19,364,686

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$47,500	$375,100

Asset retirement obligation	$(65,143)	$100,379

Use of Non-GAAP Financial Matters

        In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, gain on foreign currency, stock-based compensation expense, accretion or abandonment liability ("Adjusted EBITDA") as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities and future capital expenditures. Adjusted EBITDA is not a Generally Accepted Accounting Principle ("GAAP") measure of performance. The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company's ability to generate cash flow at a level that can sustain or support our operations and capital investment program. Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining the Company's operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.

Reconciliation between Adjusted EBITDA and net income is provided in the table below for the three- and nine-month periods ended September 30.

ADJUSTED EBITDA

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
Reconciliation of Adjusted EBITDA:
Net Loss	$(17,959,649.00)	$(21,984,875.00)	$(22,490,126.00)	$(36,888,954.00)
Add back:
Depreciation, depletion, amortization and accretion	1,220,222	2,036,384	3,104,298	4,062,397
Asset impairment	15,500,000	20,000,000	15,500,000	34,000,000
(Gain)/loss on foreign currency exchange	2,992	(97,523)	19,501	(780,976)
Stock based compensation expense	774,800	861,583	2,742,312	1,689,377

Adjusted EBITDA	$(461,635)	$815,569	$(1,124,015)	$2,081,844

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  Exhibit 99.1
The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak's filing on Form 10-Q for the period ended September 30, 2008.